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Exhibit 23.1

Consent to incorporate Audited Financial Statements and Opinion by reference:

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-60266, 333-60266-99) pertaining to the Omnibus Stock Plan of Chicago Mercantile Exchange Holdings Inc. of our report dated January 28, 2003, with respect to the consolidated financial statements of Chicago Mercantile Exchange Holdings Inc. and subsidiaries incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2002.

We also consent to the incorporation by reference therein of our report dated January 28, 2003 with respect to the financial statement schedules of Chicago Mercantile Exchange Holdings Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP
Chicago IL
March 21, 2003

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  Exhibit 23.1